To the Board of Trustees and Shareholders of the Weiss, Peck & Greer Funds Trust, WPG Large Cap Growth Fund, WPG Tudor Fund and Weiss, Peck & Greer International Fund:




We consent to the use of our report dated February 9, 2001 incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information.





KPMG LLP




New York, New York
April 25, 2001